  As filed with the Securities and Exchange Commission on September 24, 1999
                                                      Registration No. 333-85373

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            -----------------------

                                AMENDMENT NO. 1
                                      TO
                            REGISTRATION STATEMENT
                                  ON FORM S-3
                       UNDER THE SECURITIES ACT OF 1933
                       --------------------------------
                            SAF T LOK INCORPORATED
                            ----------------------
                (formerly known as RGB Computer & Video, Inc.)
              (Exact name of Company as Specified in its Charter)

Florida                             3429           65-0142837
-------                             ----           ----------
(State or other jurisdiction        (Primary SIC   (I.R.S. Employer
of incorporation or organization    Code Number)   Identification  Number)

                            1101 Northpoint Parkway
                        West Palm Beach,  Florida 33407
                                (561) 478-5625
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          ---------------------------
                  Franklin W. Brooks, Chief Executive Officer
                            SAF T LOK, INCORPORATED
                            1101 Northpoint Parkway
                        West Palm Beach,  Florida 33407
                                (561) 478-5625
           (Name, Address, including zip code, and telephone number,
                  including area code, of agent for service)
                                With Copies to:
                             Robert L. Ruben, Esq.
                           Edward A. Friedman, Esq.
                             Ruben & Aronson, LLP
                        3299 K Street, N.W., Suite 403
                            Washington, D.C.  20007
                            -----------------------
--------------------------------------------------------------------------------

Approximate date of commencement of proposed sale to public:   As soon as
practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1999

PROSPECTUS


                            SAF T LOK INCORPORATED

                       1,071,000 Shares of Common Stock

                              ------------------

     This is a public offering of shares of Common Stock of Saf T Lok Incorporated. The selling securityholders named in this Prospectus are offering all of the shares to be sold in this offering. SAF T LOK will not receive any of the proceeds from this offering.

     The selling securityholders may sell the shares in this offering from time to time in transactions in the open market (including any securities exchange or through any inter-dealer quotation system), in negotiated transactions, or by a combination of these methods, at fixed prices related to market prices or at negotiated prices.

     Our Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "LOCK." On September 21, 1999, the closing sale price of a share of our Common Stock, as reported by Nasdaq, was $1.875.

     This Investment Involves a High Degree of Risk. You Should Purchase Shares Only if You Can Afford a Complete Loss of Your Investment. See "Risk Factors" Beginning on Page 7.

                              ------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.





                  This Prospectus is dated September   , 1999

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") under which we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy these reports, proxy statements and other information filed by us at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can obtain copies of these materials from the Public Reference Section of the Commission in Washington, D.C., at prescribed rates and the Commission's EDGAR database which is on the internet at http://www.sec.gov. You can obtain information about the Commission's public reference room by calling 1-800-SEC-0330.

     We filed a Registration Statement with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), regarding the securities offered by this Prospectus. This Prospectus does not contain all of the information included in the Registration Statement. For further information with respect to us and the securities offered by this Prospectus, please see the Registration Statement. This Prospectus is a part of the Registration Statement.

     Statements contained in this Prospectus regarding any contract or other document referred to are not necessarily complete, and in each instance you should see the copy of such contract or statement filed as an exhibit to the Registration Statement. A copy of the Registration Statement may be inspected without charge at the Commission's principal office.

     We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this Prospectus. To request this information, please contact Frank W. Brooks, President, SAF T LOK INCORPORATED, 1101 Northpoint Parkway, West Palm Beach, Florida 33407 (561) 478-5625.

                     INFORMATION INCORPORATED BY REFERENCE

     This Prospectus incorporates by reference the following documents and information we previously filed with the Commission under the Exchange Act:

     (a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 (File No. 001-11968);

     (b) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999;

     (c) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1999;

     (d)  Our Current Report on Form 8-K (filed on June 4, 1999); and

     (e) The description of our Common Stock included in our Registration Statement on Form 8-A dated May 4, 1993.

     All documents filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of it from the date of filing of those documents.

                              PROSPECTUS SUMMARY

     This summary highlights some information from this Prospectus. It may not contain all of the information that is important to you. To understand this offer fully, you should read the entire Prospectus carefully, including the risk factors. This Prospectus contains "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this document regarding our strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable at this time, we can give no assurance that these expectations will prove to have been correct. Actual results could differ materially based upon a number of factors, including but not limited to the risk factors included in this Prospectus and other factors described in the Company's filings with the Commission.

                                  THE COMPANY


Overview

     Saf T Lok Incorporated (the "Company")

           . designs,
           . develops,
           . manufactures, and
           . distributes

safety locks for guns through its subsidiary, Saf T Lok Corporation ("STL"). The Company and STL are jointly referred to as the "Company" in this Prospectus.

     Our gunlocks are intended to reduce the possibility of unauthorized or accidental use of firearms, including unintentional discharge by children and assailants. Our target markets include:

           . newly manufactured handguns in the U.S.; and . previously manufactured (used) handguns in the U.S.
             (the "Retrofit Market").

     Our gunlocks are used by federal, state and local law enforcement agencies and other consumers in the U.S.

     When consumers purchase handguns in the U.S., they must do so from federally licensed dealers. As a result, we market to consumers through the approximately 12,000 licensed firearms dealers in the U.S.

     We identified our target market as the "self protection" gun market, which consists almost exclusively of handguns. These guns are used primarily for household protection or personal protection, including law enforcement. We exclude from this market category large caliber hunting guns and small caliber target guns that, due to their large size, or lack of adequate power, are not usually used for self-protection. We also exclude the cheaper small caliber categories of handguns because our locks will generally cost more than those types of guns.

Competition

     Our products compete with lock boxes, trigger locks, cable locks, magnetic locks and other types of locks. Many of those products are more widely known and less expensive than our products. Our competitors are existing companies that are larger and better capitalized than we are, and which generally have more substantial distribution channels.

Products

     We have been engaged in product and market research and development since February 1996. The Saf T Lok(R), our initial product, is a mechanical combination lock that attaches to the grip of a handgun. When unlocked, it does not hamper or interfere with the use of the gun. When the Saf T Lok(R) is engaged, it locks the safety mechanism in the "no fire" position, which blocks the normal operation of the gun and prevents the gun from being fired. (Guns without safeties are locked using the basic Saf T Lok(R) to block operation of other internal gun components.) There are no keys, batteries or other gadgets. The lock's body is positioned under and concealed by the gun grip. The lock's combination mechanism is located at the top of the grip, where it is easily accessed. With three small levers, each capable of 9 clicks, the Saf T Lok(R) yields 1,000 combinations.

     There are approximately two dozen variations of the Saf T Lok(R), which together with the magazine lock, discussed below, are designed to fit approximately 40% of the handguns produced annually in the U.S. The various models of the Saf T Lok(R) and the magazine lock are also designed to fit a significant portion of the handguns existing in the U.S. retrofit market.

     In 1996, we conceived, developed, and produced a prototype of our second product (the "Magazine Lock"). The Magazine Lock is a precision, miniaturized, all-mechanical combination lock that functions the same as the Saf T Lok(R) in handguns with magazines. It has two buttons that move in both directions, yielding 10,000 combinations. The Magazine Lock is housed in the bottom of the magazine, occupying the space of two to four cartridges, depending on the caliber of the gun. The Magazine Lock is installed in the gun merely by inserting the Saf T Lok(R) magazine. A lever runs from the lock, up the side of the magazine. When the lock is in the locked position, the lever will engage the trigger bar or another part of the firing mechanism, and either pull it away from the sear mechanism or block the rearward movement, as necessary and appropriate. A sear mechanism is the catch or bar within the firing mechanism of a gun that holds the firing pin on full or half cock. The lever also locks over the frame of the gun, preventing the magazine from being removed.

History

     We were incorporated in Florida in July 1989 under the name of RGB Sales and Marketing, Inc. ("RGB"). In September 1989, the assets of RGB Video Creations, Inc., a Company engaged in the video editing business ("RGB Video"), were purchased and contributed to RGB as its initial capitalization. In October 1989, RGB commenced the business of operating a retail store that sold Amiga computers and produced a series of tutorial programs used with software written for the Amiga platform.

     On June 23, 1993, RGB completed an initial public offering of its Common Stock and on February 13, 1996, RGB acquired Saf T Lok Corporation, a Florida corporation, through a merger with a newly-formed special purpose subsidiary. The acquisition marked the end of RGB's involvement in the video editing business. RGB changed its name to Saf T Lok Incorporated (the "Company") in connection with the merger in February 1996, and became involved in the gun lock business at that time.

     Our executive offices are located at 1101 Northpoint Parkway, West Palm Beach, Florida 33407. Our telephone number at that location is (561) 478-5625.

                                 THE OFFERING

Securities Registered....................1,071,000 shares of Common Stock
Common Stock outstanding
  prior to this offering.................13,586,354 shares of Common Stock(1)
Common Stock outstanding
  after this  offering...................14,657,354 shares of Common Stock (2)
Common stock trading symbol
  on NASDAQ..............................LOCK
_____________________
(1) Does not include 3,532,362 shares issuable upon the exercise of outstanding warrants and options.
(2) Assumes the conversion of all of our issued and outstanding 6% Convertible Debentures (the "Debentures") at a conversion price of $.50 per share. The conversion price of the Debentures per share will be equal to 75% of the market price of a share of our Common Stock on the date the conversion notice is received by us. In any event, however, the conversion price will not be less than $.50 per share nor greater than $2.00 per share, subject to adjustment as provided by the terms of the Debenture. Also assumes
     (i) issuance of 96,000 shares of Common Stock in lieu of cash interest on the Debentures, and (ii) exercise of a Stock Option and by one of the selling securityholders listed in this Prospectus to purchase 110,000 shares of our Common Stock and issuance of those shares. Does not include the shares issuable upon the exercise of any other warrants or options issued by us.

                                 RISK FACTORS

     You should carefully consider the following factors and other information in this Prospectus before deciding to invest in shares of our Common Stock. You should be able to bear the loss of your entire investment.


Unproven Market; Competition

     The market for the Saf T Lok(R) and the Magazine Lock gun locking devices is unproven even though there are millions of handguns in the United States.
Our gun locking devices retail for approximately $70 to $90 each while simple, key operated trigger locks retail for less than $20. Our belief in the existence of a large market for our gun locking devices is based solely on anecdotal evidence, without the benefit of any broad-based market study. There is no assurance that a market will develop that will provide sufficient revenues for us to make a profit. If a market for our products does develop, we may have to compete against larger entities with substantially more resources. There is no assurance that we could compete successfully against those competitors.

Accumulated Deficit

     Although we are no longer considered a development stage company, our operations are still subject to all of the risks inherent in the establishment of a new business, including the need to obtain financing, lack of significant revenues and the uncertainty of market acceptance of our products. At December 31, 1998, we had an accumulated deficit of $19,427,067. We anticipate that we will continue to incur losses for the immediate future until we are able to achieve profitable operations or generate sales sufficient to support our operations. There is no assurance that we will operate profitably.

Need For Additional Capital; Going Concern Qualification

     We may need to raise additional capital to continue our operations. We believe we have sufficient capital as of the date of this Prospectus to continue our operations for a period of approximately three months. It is unlikely that we will be in a position for at least one year to borrow money from financial institutions for working capital or to support continuing losses. We may be unable to raise capital in the future on favorable or even acceptable terms. The report of the independent certified public accountants covering our certified financial statements for the year ended December 31, 1998, states that the following factors raise substantial doubt about our ability to continue as a going concern:

      . ability to raise additional capital; and . ability to achieve a successful level of sales.

     If we continue to have net losses and low levels of sales, and if we are unable to obtain additional financing on acceptable terms, we could experience a material adverse effect on our business or financial results.

Outstanding Debt

     We have an outstanding debt from the sale of the Debentures issued in July 1999 in the amount of $400,000 plus 6% annual interest that is due in July 2000 and July 2001. We may not be able to generate enough capital to meet these obligations. Although the debt is unsecured, a default would materially and adversely affect our ability to raise capital in the future on acceptable terms.

Lack Of Profitable Operating History

     We have not earned a profit since our inception and currently are operating at a loss. We believe we must achieve revenues through the sale of our gun locking devices of more than $300,000 per month in order to earn a profit. Our monthly revenues since January 1, 1999 have averaged approximately $21,700. We can give no assurance that we will be able to achieve sufficient revenues to enable us to operate at a profit.

Securities and Exchange Commission Investigation

       We have been responding to informal requests for information from the Securities and Exchange Commission since receiving notice of an "informal inquiry" from the Commission's Division of Enforcement on May 29, 1998. On September 22, 1998, the Commission issued its formal Order Directing Private Investigation and Designating Officers to Take Testimony which revealed that members of the SEC's Staff have reported information to the Commission that, in the Staff's view, tends to show that during the period from at least January 1, 1996 and continuing thereafter, the Company, its present or former officers, directors or employees or others, may have violated federal securities laws. Pursuant to this formal order of investigation, the Company and certain of our current and former officers and directors have produced documents pursuant to requests and subpoenas from the Commission. The investigation is continuing and we are not able to speculate as to its specific subject matter. There can be no assurance as to the timing of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on the Company. We are cooperating with the Commission, and have responded and will continue to respond to requests for information in connection with the investigation.

Class Action Law Suits and Other Litigation

       We are defendants in a number of class action law suits, which allege violations of federal securities laws, and other law suits that have been initiated against us. We are currently involved in settlement negotiations with respect to a number of these actions. Settlement of the class action suits has been reached but is subject to court approval. No assurance can be provided, however, that these actions will be resolved in a manner favorable to us. Unfavorable judgments rendered against us in these actions, or a portion of these actions, may have a material adverse effect on our business and financial condition.

Political Climate Or Events May Have A Material Adverse Effect On The Market For Gunlocking Devices

     The issue of gun control is a highly political issue in the United States. We believe that the National Rifle Association will oppose any legislation that touches on gun control, including any gun lock legislation. Other groups are promoting gun lock legislation at the federal and state levels. However, we cannot rely on, and no assurance can be given regarding, the passage of any type of gun control or gun safety legislation to create a market for our gun locking devices.

State And Federal Regulation

     While gun locking devices are currently not regulated under state or federal regulations, it is likely in the future that such devices will be regulated. There can be no assurance that our locks will meet the requirements of such future regulations, in which case, sales of our products may be materially adversely affected.

Dependence on Key Personnel

     We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our senior management team led by Mr. Frank W. Brooks. If Mr. Brooks or other members of the management team become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected.

Protection Of Patent Rights

     We hold ten U. S. patents that pertain to the Saf T Lok(R) combination gun locks. Two U.S. patents are pending. Patent applications have also been filed for protection in Canada and other countries. We expect these applications to be approved. However, there can be no assurance that any of these patents will adequately protect us from competitors offering similar devices or that we will have adequate resources to protect ourselves from infringers. We believe our trademarks and other proprietary rights are important to our success and our competitive position. The actions we take to establish and protect our trademarks and other proprietary rights, however, may be inadequate to prevent imitation of our products by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, others may assert rights in our trademarks and other proprietary rights.

Volatile And Thin Market For Our Stock

     Our Common Stock is currently traded on the Nasdaq SmallCap Market. The price of our Common Stock has been highly volatile and may continue to be volatile based on events beyond our control. While trading volume has recently averaged more than 100,000 shares per day, trading volume could become substantially lower. Low trading volume can contribute to greater volatility of the market price of our Common Stock, and make it more difficult for a shareholder to sell our stock.

Dilution If Stock Purchase Warrants And Stock Options Are Exercised and Debentures are Converted

     We have
           . outstanding stock purchase warrants covering 214,725 shares of Common Stock exercisable at $0.396 per share;

           . Debentures that may be converted into 800,000 shares of Common
             Stock exercisable at a 25% discount from the market price at the time of conversion assuming a conversion price of $0.50 per share; and

           . outstanding stock options to purchase 3,317,637 shares of Common
             Stock exercisable at prices ranging from $0.10 to $7.00 per share.

     The exercise of all of these stock purchase warrants, Debentures and options would result in an increase in the outstanding shares of Common Stock by approximately 32% and may result in substantial dilution to purchasers of shares offered by this Prospectus.

No Dividends Are Presently Intended

     We presently intend to retain any earnings and pay no dividends. Future dividends, if any, will depend on our profitability, financial condition, capital requirements and other considerations determined by our Board of Directors.

Shares Eligible For Future Resale


     As of September 20, 1999, we had approximately 13,586,354 shares of Common Stock outstanding. In addition, we are obligated to issue an additional 3,317,637 shares of Common Stock upon the exercise of outstanding options, 2,536,332 of which are currently exercisable, and an additional 214,725 shares upon the exercise of outstanding warrants. Approximately 238,827 shares of currently outstanding Common Stock are not freely tradable of which 198,827 shares of Common Stock may be sold pursuant to the Commission's Rule 144.

     With respect to the shares of Common Stock to be issued upon the exercise of outstanding options or warrants, we previously registered the resale of 3,203,000 of such shares by the holders. When issued, the remaining 329,362 shares of Common Stock issuable upon the exercise of outstanding options and warrants will be subject to transfer restrictions for purposes of the Act.

     Sales under Rule 144 are subject to certain provisions regarding volume limitations, the manner of sale, notice requirements and the availability of current public information about the Company. A securityholder who is not an affiliate of ours at the time of the sale and for at least 90 days prior to a proposed transaction and who has beneficially owned "restricted securities" for two years is entitled to sell those shares under Rule 144 without regard to the limitations described above.

     If Shareholders sell substantial amounts of Common Stock in the public market, or if there is a perception that such sales may occur, the market price of our Common Stock could be materially adversely affected.

Risk of Low-priced Shares

     In the event our shares are de-listed from the Nasdaq SmallCap Market, they may become subject to Rule 15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities ("penny stock") to persons other than established customers and institutional accredited investors. The SEC's regulations define a "penny stock" to be an equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell our shares in the secondary market.

     The penny stock restrictions will not apply to our shares if they are listed on the Nasdaq Small Cap Market or the Boston Stock Exchange and we provide certain price and volume information on a current and continuing basis, or meet required minimum net tangible assets or average revenue criteria. We cannot assure you that our shares will continue to qualify for exemption from these restrictions. If our shares were subject to the penny stock rules, a holder's ability to sell the shares could be materially adversely affected.


                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares offered by the selling securityholders.

                          DESCRIPTION OF COMMON STOCK

     We have authorized capital stock consisting of 20,000,000 shares of Common Stock, par value of $0.01 per share. As of September 20, 1999, there were 13,586,354 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled ratably to receive dividends, if any, as may be declared by the Board of Directors out of legally available funds. If we liquidate, dissolve or wind-up, the assets legally available for distribution to shareholders would be distributed ratably among the holders of our Common Stock subject to the payments of claims of creditors. A holder of Common Stock has no preemptive, subscription or redemption rights.


                            SELLING SECURITYHOLDERS

     The table below sets forth the number of shares of Common Stock (i) owned beneficially by each of the selling securityholders, assuming that all the Debentures have been converted at a conversion price equal to 75% of the current market price of our stock ($1.406 as of September 21, 1999); and (ii) being offered by each selling securityholder pursuant to this Prospectus; and (iii) to be owned beneficially by each selling securityholder after completion of the offering. For purposes of this table each selling securityholder is deemed to own beneficially (i) the shares of Common Stock underlying the Debentures held by them, if any, assuming they converted the Debentures at the conversion price stated above and assuming that all interest payable on the Debentures was paid in Stock; (ii) the issued and outstanding shares of Common Stock owned by the selling securityholder as of June 30, 1999, and (iii) the shares of Common Stock underlying any other options or warrants owned by the selling securityholder which are currently exercisable. Except as otherwise noted, none of these persons or entities has had any material relationship with us during the past three years.

 ---------------------------------------------------------------------------------------------------------
                                                                                   Number of Shares to be
                                                                                     Owned Beneficially
                                          Number of Shares          Number of         After Completion
 Selling Securityholders                 Beneficially Owned       Shares Offered         of Offering
 ---------------------------------------------------------------------------------------------------------
 Sage Capital Investments Ltd.                    79,659(1)              79,659                         0
 --------------------------------------------------------------------------------------------------------
 Arab Commerce Bank Ltd                           79,659(1)              79,659                         0
 --------------------------------------------------------------------------------------------------------
 Michelle McDonough                               19,915(1)              19,915                         0
 --------------------------------------------------------------------------------------------------------
 Gary Kaplowitz                                   19,915(1)              19,915                         0
 --------------------------------------------------------------------------------------------------------
 Phil Lifschitz                                   19,915(1)              19,915                         0
 --------------------------------------------------------------------------------------------------------
 Allan P. Rothstein                               19,915(1)              19,915                         0
 --------------------------------------------------------------------------------------------------------
 BarAub Corp.                                     19,915(1)              19,915                         0
 --------------------------------------------------------------------------------------------------------
 Lufeng Investments Ltd.                          19,915(1)              19,915                         0
 --------------------------------------------------------------------------------------------------------
 Philip Siranni, TTEE                             39,829(1)              39,829                         0
 --------------------------------------------------------------------------------------------------------
 Alexander, Wescott & Co., Inc.                   40,000(2)              40,000                         0
 --------------------------------------------------------------------------------------------------------
 Lisa Broderick Fogel                            110,000(3)             110,000                         0
 --------------------------------------------------------------------------------------------------------
 Mark Sapperstein                                 12,500(4)              12,500                         0
 --------------------------------------------------------------------------------------------------------
 West Marketing                                   12,500(4)              12,500                         0
 --------------------------------------------------------------------------------------------------------

________________________

(1) Includes shares issuable upon conversion of Debentures by the selling securityholder assuming a conversion price of $1.406 per share and payment of interest to the selling securityholder in shares (calculated on the basis of a price of $1.406 per share and assuming payment of interest in shares for the full 2-year maturity period). The assumed conversion price of $1.406 per share is 75% of the closing price per share of our Common Stock on September 21, 1999 (which was $1.875 per share). Numbers of shares are rounded up to the closest share. See "The Offering."

(2) Includes 40,000 shares currently issued and outstanding issued pursuant to an agreement dated April 20, 1999, as amended. Alexander, Wescott & Co., Inc. was the placement agent with respect to the sale of the Debentures which occurred in July 1999.

(3) Includes 110,000 shares of Common Stock issuable upon the exercise of an option granted by us with respect to a release dated May 21, 1999, of a claim by Ms. Broderick against us. Ms. Broderick was employed by us in November 1996 as our President.

(4) Includes 12,500 shares currently issued and outstanding which were issued for creating a business plan and seeking funding for us pursuant to an agreement dated January 4, 1999.

                             PLAN OF DISTRIBUTION

     The selling securityholders may sell shares from time to time in public transactions, on or off The Nasdaq SmallCap Market, or private transactions, at prevailing market prices or at privately negotiated prices. They may sell their shares in the following types of transactions:

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     . a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this Prospectus; and

     . face-to-face transactions between seller and purchasers without a broker-dealer.

     The selling securityholders also may sell shares that qualify under
Section 4(1) of the Securities Act or Rule 144. As used in this Prospectus, selling securityholders include donees, pledgees, distributees, transferees and other successors-in-interest of the selling securityholders named in this Prospectus.

     In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders also may sell shares short and deliver the shares to close out such short positions, except that the selling securityholders holding Debentures have agreed that they will not enter into any put option or short position with respect to the Common Stock prior to the date which is 30 days following the delivery of a conversion notice. The selling securityholders also may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell under this Prospectus. The selling securityholders also may pledge the shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this Prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. The selling securityholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters who may be selected by the selling securityholders, or any other broker-dealer, are acting as principals or agents for the selling securityholders, the compensation to be received by them, and the compensation to be received by other broker-dealers, in the event that compensation is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this Prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through that dealer or broker.

     We have advised the selling securityholders that during the time they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered by this Prospectus will be passed upon for us by Ruben & Aronson, LLP, Washington, D.C. Ruben & Aronson, LLP received 87,093 shares of our Common Stock for legal services rendered to us.

                                    EXPERTS

     Our consolidated financial statements appearing in our Annual Report (Form 10-KSB) for the fiscal year ended December 31, 1998, have been audited by Goldberg & Company, P.A., independent certified public accountants, as set forth in their March 29, 1999 report included with our financial statements. The accountant's report contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2 in the financial statements for the year ended December 31, 1998. The financial statements referred to above have been incorporated in this Prospectus by reference in reliance upon the accountant's report given upon its authority as experts in accounting and auditing.

You should rely only on the information contained in this Prospectus, in any accompanying Prospectus Supplement and in material we file with the Commission. The Selling Securityholders are offering to sell, and seeking offers to buy, the securities described in this Prospectus only where offers and sales are permitted. The information contained in this Prospectus, any Prospectus Supplement and our filings with the SEC is accurate only as of its date, regardless of the time of delivery of this Prospectus and any Prospectus Supplement or the time of any sale of the Securities.

                                _______________


                               TABLE OF CONTENTS

Available Information...........................................  1
Information Incorporated by
  Reference.....................................................  1
Prospectus Summary..............................................  3
The Company.....................................................  3
The Offering....................................................  6
Risk Factors....................................................  7
Use of Proceeds................................................. 11
Description of Securities....................................... 12
Selling Securityholders......................................... 12
Plan of Distribution............................................ 14
Legal Matters................................................... 15
Experts......................................................... 15


                              1,071,000 Shares of
                                 Common Stock



                            SAF T LOK INCORPORATED




                                  PROSPECTUS
                                  ----------





                             September    , 1999
                                       ---

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

     The following is a list of the estimated expenses to be incurred by the Registrant in connection with the distribution of the securities being registered hereby, other than underwriting discounts and commissions.


          Registration Fee- Securities and Exchange Commission.... $   511.75
          Accountants' Fees and Expenses.......................... $ 5,000.00
          Legal Fees and Expenses................................. $20,000.00
          Printing Expenses....................................... $   200.00
          Miscellaneous........................................... $ 1,288.25
                                                                   ----------
                                                                   $27,000.00
                                                                   ==========


Item 15.   Indemnification of Directors and Officers

     Section 607.0850 of the Florida Business Corporation Act, provides that a corporation may indemnify any person who was or is a party (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party in the right of the corporation to procure a judgment in its favor, against the estimated expense of litigating the proceeding to conclusion actually and reasonably incurred in connection with the defense or settlement of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

     Section 607.0831 of the Florida Business Corporation Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless (i) the director breached or failed to perform his duties as a director, (ii) the director's breach or failure to perform constitutes a violation of criminal law unless the director had no reasonable cause to believe his conduct was unlawful, the director derived an improper personal benefit directly or indirectly, (iii) the director's conduct triggers the liability provisions of Section 607.0834 (relating to unlawful distributions), (iv) the director's conduct constitutes a conscious disregard for the best interest of the corporation, or willful misconduct in a proceeding by or in the right of the corporation or a shareholder, or (v) the director's conduct constitutes recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property in a proceeding by or in the right of someone other than the corporation shareholder.

     The Company's Articles of Incorporation provide that no director shall be personally liable for monetary damages for any statement, vote, decision, or failure to act regarding corporate management or policy, unless the director breached or failed to perform his duties as a director, and the director's breach of, or failure to perform, those duties constitutes a violation of the criminal law (unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful), was a transaction from which the director derived an improper personal benefit, was a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act are applicable, was in a proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of a shareholder, was in conscious disregard for the best interest of the Company, or willful misconduct, or in a proceeding by or in the right of someone other than the Company or a shareholder, was recklessness, in bad faith, with malicious purpose, or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     The Company's Articles of Incorporation further provide for the nonexclusive indemnification for each person who is or was a director, officer, agent, or employee of the Company or who is or was serving at the request of the Company as its representative in the position of a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise and as to whom the Company has agreed to grant such indemnity, to the fullest extent permitted or authorized by current or future legislation, judicial, or administrative decision, against any fine, liability, cost or expense, including attorneys' fees, asserted against him or incurred by him in his capacity as such director, officer, agent, employee or representative, or arising out of his status as such director. The Company may maintain insurance, to protect itself and any such person against any such fine, liability, cost or expense. Costs, charges and expenses incurred by officers or directors in defending a civil or criminal suit, action, or proceeding shall be paid by the Company in advance of the final disposition upon receipt of an undertaking to repay all amounts so advanced in the event it shall ultimately be determined that such person is not entitled to be indemnified by the Company, and upon satisfaction of any other conditions as are required by law. Such costs, charges and expenses incurred by employees and agents may be so paid as the Board of Directors may deem appropriate.

Item 16.  Exhibits

Exhibit Number   Exhibit Description

     4.1(1)      Form of 6% Convertible Debenture
     5.1(2)      Opinion of Ruben & Aronson, LLP
    10.1(1)      Agency Agreement by and between the Company and Alexander
                 Wescott & Co., Inc. dated April 20, 1999

10.2(1) Letter Agreement by and between the Company and Alexander Wescott & Co. Inc., dated July 8, 1999
10.3(2) Agreement between the Company, West Worldwide Industries, Inc. and Mark Sappersein, dated January 4, 1999
10.4(2)   Release executed by Lisa Broderick Fogel dated May 21, 1999
23.1      Consent of Goldberg & Co., P.A. (filed herewith)
23.2(2)   Consent of Ruben & Aronson, LLP (contained in Exhibit 5.1)

24.1(3)   Power of Attorney

-------

(1) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB as filed with the Commission on August 16, 1999.

(2)  Filed herewith.
(3)  Previously filed.


Item 17.  Undertakings

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by our pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section1 3(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision or arrangement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                  SIGNATURES
                                  ----------


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of West Palm Beach, State of Florida, on September 23, 1999.

                                         SAF T LOK INCORPORATED

                                         By: /s/ Franklin W. Brooks
                                            --------------------------
                                         Franklin W. Brooks, President
                                         and Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 23rd day of September, 1999.


           Signature                                Title
           ---------                                -----

/s/ Franklin W. Brooks
-----------------------------      Chairman of the Board and Chief Executive
     Franklin W. Brooks            Officer and Chief Financial Officer Director

            *
-----------------------------      Director, Vice President, Secretary
     Jeffrey W. Brooks             and Treasurer

            *
-----------------------------      Director, Chief Financial Officer, Principal
    William M. Schmidt             Accounting Officer

            *
-----------------------------      Director
   Dennis W. DeConcini

            *
-----------------------------      Director
    James V. Stanton


*By: /s/ Franklin W. Brooks
     ----------------------
        Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit No.                            Item Title
-----------                            ----------
   4.1(1)      Form of 6% Convertible Debenture
   5.1(2)      Opinion of Ruben & Aronson, LLP
  10.1(1)      Agency Agreement by and between the Company and Alexander Wescott
               & Co., Inc. dated April 20, 1999
  10.2(1)      Letter Agreement by and between the Company and Alexander Wescott
               & Co. Inc., dated July 8, 1999
  10.3(2)      Agreement between the Company, West Worldwide Industries, Inc.
               and Mark Sappersein, dated January 4, 1999
  10.4(2)      Release executed by Lisa Broderick Fogel dated May 21, 1999
  23.1         Consent of Goldberg & Co., P.A. (filed herewith)
  23.2(2)      Consent of Ruben & Aronson, LLP (contained in Exhibit 5.1)

  24.1(3)      Power of Attorney

----------------

(1) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB as filed with the Commission on August 16, 1999.

(2)  Filed herewith.
(3)  Previously filed.